Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC ANNOUNCES AGREEMENT

WITH FREEPORT-MCMORAN

Noble to Receive $540 Million Payment Plus Potential $75 Million in Contingent Payments

London, May 10, 2016 – Noble Corporation plc (NYSE: NE) today announced an agreement with its client, Freeport-McMoRan Oil & Gas LLC (FMOG), and FMOG’s parent company, Freeport-McMoRan Inc. (Freeport), in connection with the drilling contracts for the drillships Noble Sam Croft and Noble Tom Madden, which were scheduled to terminate in July and November 2017, respectively.

Pursuant to the agreement, the contracts will be terminated, with operations ceasing as soon as practicable, and Freeport will make a payment to Noble of $540 million. In addition, Noble can receive additional contingent payments from Freeport of $25 million and $50 million, respectively, depending upon the average price of oil over a 12 month period. Noble also expects to realize over $100 million in direct cost savings as a result of the contract terminations through crew reductions and stacking procedures.

Freeport recently announced a restructuring of its oil and gas business, which is operated through FMOG. As disclosed in Freeport’s public filings, FMOG has substantial debt and has been negatively impacted by the crash in oil prices.

“This agreement represents a favorable resolution for Noble shareholders.” said David W. Williams, Chairman, President and Chief Executive Officer, Noble Corporation plc. “By accelerating the contract value and removing counterparty risk and potential downtime exposure over the remaining term of the contracts, Noble will be able to secure the economic benefit of these contracts, particularly when factoring in the significant cost savings available. Given the financial headwinds facing our client, we are pleased to have resolved this matter in this manner, thus protecting our margins, monetizing the remaining term under the contracts and increasing our already robust financial flexibility.”

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Freeport can make the $540 million payment through a combination of cash, Freeport shares and up to $200 million in near-term Noble bonds. Through this arrangement, Noble expects to realize the full value of such payment.

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 30 offshore drilling units, consisting of 16 semisubmersibles and drillships and 14 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding cost savings, economic benefits, future amounts, financial flexibility, realized value, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, delays in the construction of newbuilds, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383

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